PAGE 1-EXHIBIT 4.5
                                 NON-QUALIFIED

	                          STOCK OPTION AGREEMENT


THIS AGREEMENT, made as of the ____ day of _____, ____, between General Signal Corporation, a New York corporation (hereinafter called "General Signal"), and ________, a non-employee director of General Signal (hereinafter called the "Director").

	WITNESSETH:

WHEREAS, pursuant to the General Signal Corporation 1997 Non-
Employee Directors Stock Option Plan (the "Plan"), adopted by the shareholders on April 17, 1997, the Committee on Directors (the
"Committee") is authorized to administer the Plan; and

WHEREAS, the Committee has determined that the Director is eligible to receive and shall be granted the stock option hereinafter set forth upon the terms and conditions hereinafter stated and subject to all of the provisions of such Plan; and

WHEREAS, 100% of the fair market value of the $1.00 par value
Common Stock of General Signal as determined in accordance with the provisions of Section 5 of the Plan on ________ is $_____ per share; and

WHEREAS, in accordance with the foregoing, the Committee has approved and authorized the execution and delivery of this Stock
Option Agreement as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth and other good and valuable consideration, the parties hereto hereby enter into this Stock Option Agreement (hereinafter called the "Agreement") upon the following terms and conditions:

1. General Signal hereby grants to the Director the option to purchase from General Signal, on the terms and conditions hereinafter set forth, all or any part of an aggregate of_____ shares of Common Stock, of the par value of $1.00 per share, of
General Signal at the purchase price of $       per share.

2.	This option shall become fully exercisable on __________
and shall not be exercisable after __________.

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3.	This option is not transferable by the Director otherwise
than by will or the laws of descent and distribution, and an option may be exercised during the lifetime of the Director thereof, only by him or her; provided, however, that the Committee may permit limited transferability in conformance with rules promulgated by the Securities and Exchange Commission, and provided further, however, that following retirement of a Director, the options held by such a Director may be transferred by gift.

4.	Shares may be purchased pursuant to this option only upon
receipt by General Signal of written notice from the person holding this option of his or her intention to purchase, specifying the number of shares as to which he or she desires to exercise this option and containing such representations and information as may in the opinion of counsel for General Signal be appropriate to permit General Signal, in the light of the existence or non-existence of an effective registration statement under the Securities Act of 1933 with respect to such shares, to issue such shares in compliance with the provisions of that Act. Such notice of exercise of a stock option granted hereunder shall be accompanied by payment in full of the aggregate price of the shares being purchased (a) in cash, or by check, bank draft or money order payable to the order of General Signal, (b) by delivery of shares of Common Stock of General Signal of equivalent fair market value on the date of exercise, or a combination thereof; provided, however, that any shares of Common Stock so delivered shall have been beneficially owned by the Director for a period of not less than six months prior to the date of exercise, or (c) such other consideration as the Committee determines to be appropriate. Fair market value shall be the closing price on the New York Stock Exchange, or, in the event that no sale shall have taken place, the mean of the bid and asked prices. At the time of giving such notice, the person or persons exercising this option shall furnish to General Signal such other documents as General Signal may reasonably require. General Signal shall have the right to withhold delivery of stock certificates representing shares purchased under this option until all required approvals have been obtained, until such shares have been listed on the appropriate stock exchange, and until all applicable requirements of law have been complied with.

5.	The Director or his or her legal representatives, as the case may be, shall not have any of the rights or privileges of a shareholder of General Signal in respect of any of the shares issuable upon the exercise of this option unless and until certificates representing such shares shall have been issued and delivered.

6.	The following provisions govern the exercisability of this
option after cessation of employment or upon the occurrence of certain specified events.

	(a)	If a Director ceases to serve on the Board of Directors
for any reason other than death, disability or retirement, any outstanding options not yet exercised at the time the Director so ceases to serve may be exercised within one week following the date the Director so ceases to serve, but in no event later than the expiration date of the option.

	(b)	In the event of the death or disability of a Director
while a member of the Board of Directors, any outstanding options may be exercised (in the case of death by the optionees personal representative, heir or legatee) during the period ending one year after the date of such death or disability, but in no event later than the expiration date of the option. In the event of retirement, any outstanding options may be exercised during the period ending five years after the date of such retirement, but in no event later than the expiration date of the option. In the event of a retired Directors death during the fifth year after retirement, his or her heirs or estate may exercise any outstanding options during the period ending one year after such death, but in no event later than the expiration date of the option.

7.	In the event of a reorganization, recapitalization, stock
split, stock dividend, combination of shares, merger, consolidation, separation, spinoff, rights offering, or any other change in the corporate structure or shares of General Signal, the Board of Directors shall make such adjustments, if any, as it may deem appropriate to reflect such change in the number and kinds of shares for which options may thereafter be granted under this Plan, in the number and kind of shares then subject to options theretofore granted under this Plan, and in the price per share payable upon exercise of such options.

8.	General Signal shall not be liable in the event of its
inability to issue or sell stock to the Director if such issuance or sale would be unlawful, nor shall General Signal be liable if an issuance or sale to the Director is subsequently invalidated.

9.	This Agreement shall be construed in accordance with the laws of the State of New York.

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						GENERAL SIGNAL CORPORATION

						________________________________
						Michael D. Lockhart
						Chairman and Chief Executive
						Officer

						_________________________________
						Director